EXHIBIT 99.1

PRESS RELEASE
First Half 2012 Results

► Accelerated uptake of digital TV and continued ramp-up in mobile telephony net additions;
► ARPU per customer relationship exceeded €45 in H1 2012, up 10% yoy;
► 9% top line and Adjusted EBITDA growth achieved in H1 2012, margin of 53.2%.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, July 26, 2012 - Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU GAAP”) for the six months ended June 30, 2012.

HIGHLIGHTS

•
Revenue of €727.0 million, up 9% yoy, driven by more multiple-play, digital TV and mobile RGUs. Q2 2012 revenue up 7% yoy, reflecting lower stand-alone handset sales due to iPhone 4S inventory shortages. Excluding low-margin revenue from hardware sales, revenue grew 8% yoy in H1 2012 and 7% yoy in Q2 2012;

•	Accelerated digitalization fueled by our digital TV migration campaign, contributing to 116,700 net additions to digital TV in H1 2012 (Q2 2012: +71,300);

•	Continued improvement in mobile thanks to the success of our new SIM-only rate plans. Our addition of 17,600 net new mobile postpaid subscribers in Q2 2012 was our best performance in two years' time;

•	Triple-play customers grew 9% yoy to 818,700 at June 30, 2012; now representing 38% of our customer base;

•	Adjusted EBITDA(1) of €387.0 million, up 9% yoy, resulting in an underlying margin of 53.2%. Excluding non-recurring elements, our Adjusted EBITDA grew 8% yoy;

•
Net profit fell 57% yoy to €25.0 million as a result of a €38.0 million unrealized loss on derivative financial instruments, higher interest expenses and amortization charges linked to Belgian football broadcasting rights;

•	Accrued capital expenditures(2) totaled €167.3 million, or 23% of revenue, driven by higher set-top box and success-based capital expenditures in line with the accelerated uptake of digital TV;

•	Free Cash Flow(3) decreased 15% yoy to €117.4 million reflecting higher cash interest expenses and the final cash payment for the Belgian football broadcasting rights for the 2011/12 season;

•
Stable net leverage ratio(6) of 3.1x at June 30, 2012 despite €113.4 million dividend payment in the course of Q2 2012 and continued share repurchases, reflecting the strong underlying cash generation of our business.

As of and for the three months ended	June 2012	June 2011	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	727.0	669.9	9%
Operating Profit	191.3	180.4	6%
Net Profit	25.0	58.5	-57%
Basic Earnings Per Share	0.22	0.52	-58%
Diluted Earnings Per Share	0.22	0.51	-57%
Adjusted EBITDA (1)	387.0	354.1	9%
Adjusted EBITDA margin %	53.2%	52.9%
Accrued Capital Expenditures (2)	167.3	127.1	32%
Accrued Capital Expenditures as % of revenue	23%	19%
Free Cash Flow (3)	117.4	137.7	-15%

OPERATIONAL HIGHLIGHTS (Serviced premises)

Total Cable TV	2,152,200	2,233,900	-4%
Analog Cable TV	679,700	971,600	-30%
Digital Cable TV (Telenet Digital TV + INDI)	1,472,500	1,262,300	17%
Broadband internet	1,339,200	1,263,700	6%
Fixed telephony	920,200	847,300	9%
Mobile telephony	275,400	228,100	21%
Triple-play customers	818,700	751,500	9%
Services per customer relationship (4)	2.05	1.94	6%
ARPU per customer relationship (€ / month) (4) (5)	45.1	41.0	10%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2012 2

(1)
EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestures.  Operating charges or credits related to acquisitions or divestures include (i) gains and losses on the disposition of long-lived assets and (ii) due diligence, legal, advisory and other third-party costs directly related to the Company's efforts to acquire or divest controlling interests in businesses. Adjusted EBITDA is an additional measure used by management to demonstrate the Company's underlying performance and should not replace the measures in accordance with EU GAAP as an indicator of the Company's performance, but rather should be used in conjunction with the most directly comparable EU GAAP measure. A reconciliation of this measure to the most directly comparable EU GAAP measure is disclosed in Exhibit 1 on page 11.

(2)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company's consolidated statement of financial position on an accrued basis.

(3)
Free Cash Flow is defined as net cash provided by the operating activities of Telenet's continuing operations less (i) purchases of property and equipment and purchases of intangibles of its continuing operations, (ii) principal payments on vendor financing obligations, and (iii) principal payments on capital leases (exclusive of network-related leases), each as reported in the Company's consolidated statement of cash flows. Free Cash Flow is an additional measure used by management to demonstrate the Company's ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU GAAP as an indicator of the Company's performance, but rather should be used in conjunction with the most directly comparable EU GAAP measure.

(4)
Customer relationships are equal to the sum of analog and digital basic cable TV subscribers on the Combined Network, including the network covered by the long-term lease with the pure intermunicipalities.

(5)
Average monthly revenue (ARPU) per revenue generating unit (RGU) and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

(6)
Net leverage ratio is calculated as per Senior Credit Facility definition, using net total debt, excluding subordinated shareholder loans, capitalized elements of indebtedness under the clientele and annuity fees and any other finance leases, divided by last two quarters' annualized EBITDA.

Conference call - Telenet will host a conference call for institutional investors and analysts on July 27 2012, at 3:30pm CET.
For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts
Investor Relations &
Corporate Communication:    Vincent Bruyneel - vincent.bruyneel@staff.telenet.be - Phone: +32 15 335 696
Investor Relations:        Rob Goyens - rob.goyens@staff.telenet.be - Phone: +32 15 333 054
Press & Media Relations:    Stefan Coenjaerts - stefan.coenjaerts@staff.telenet.be - Phone: +32 15 335 006

About Telenet - Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet for Business. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information - Additional information on Telenet and its products can be obtained from the Company's website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company's Consolidated Annual Report 2011 as well as unaudited condensed consolidated interim financial statements and presentations related to the financial results for the six months ended June 30, 2012 have been made available on the investor relations pages of the Company's website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 - Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook, dividend policy and future growth prospects, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information - The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2011, and the condensed consolidated interim financial statements for the six months ended June 30, 2012 have been prepared in accordance with EU GAAP unless otherwise stated and have been made available on our website.

Non-GAAP measures -Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission's Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global, Inc. website (http://www.lgi.com). Liberty Global, Inc. is our controlling shareholder.

This document has been released on July 26, 2012 at 5.45pm CET

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2012 3

Commenting on the results, Duco Sickinghe, Telenet's Chief Executive Officer, stated:

“Telenet delivered another great set of operational and financial results despite intense competition from IPTV and DSL operators. We added 24% more RGUs to our advanced service offerings of digital TV, broadband internet and fixed telephony and grew the number of triple-play subscribers by 9% yoy to 818,700, now representing 38% of our customer base. Although the second quarter is typically a softer sales quarter due to seasonal patterns in our business, we delivered a strong performance in Q2 2012 boosted by our digital TV migration campaign, which we successfully implemented between the end of April and mid-June 2012. We enjoyed our strongest sales quarter for digital TV since Q4 2009, resulting in 71,300 net additions in Q2 2012. At the end of June 2012, about 68% of our basic cable TV subscribers were enjoying the numerous benefits and features of our advanced digital TV platform. Given the higher-than-anticipated success of our digital TV migration campaign, we were unable to install all new subscribers before June 30, 2012, resulting in a sizeable install backlog heading into the third quarter, primarily on broadband internet, for which we recorded 13,200 net additions. In June 2012, we further boosted speeds and volumes of our broadband internet products. We believe that our broadband internet subscriber base is now amongst the most advanced in Europe as approximately 99% of our internet customers enjoy speeds of at least 30 Mbps. Customers continue to value fixed telephony as a cheap and reliable voice solution, resulting in 17,900 net additions in Q2 2012. In line with our expectations, basic cable TV showed a temporary increase in churn in Q2 2012. As the majority of these customers were subscribing to analog TV only, the revenue impact from the loss of these low-ARPU subscribers was more than offset by the strong uptake of our higher ARPU digital TV platform and multiple-play growth.

We are pleased to see that the net additions trend of our mobile business has continued to improve since the end of 2011, with 17,600 net new postpaid subscribers in Q2 2012. As stated earlier, we remain determined to further improve our mobile performance and therefore, are very excited about today's launch of our new mobile rate plans “King” and “Kong”. These new plans will offer mobile customers a simple, transparent and very attractive subscription and include a wealth of voice minutes, text messages and mobile data to cater for almost everyone's mobile needs. On top, customers who combine these mobile plans with any of our advanced fixed products will receive a recurring discount on their monthly mobile subscription. In this way, Telenet customers will benefit from one of the most advanced convergent offers currently available in the market.

Our robust operational results translated into solid financial results. Our revenue grew 9% yoy to €727 million in H1 2012 and 7% yoy in Q2 2012 to €363 million, the latter influenced by lower stand-alone handset sales due to iPhone 4S inventory shortages. Excluding low-margin revenue from hardware sales, our revenue was up 8% yoy in H1 2012 and 7% in Q2 2012. Our achieved revenue growth was primarily driven by underlying RGU growth, the strong migration from analog to digital TV, a higher contribution from Sporting Telenet and selective price increases. We generated Adjusted EBITDA of €387 million in H1 2012, a 9% increase yoy. For Q2 2012, Adjusted EBITDA was €194 million, up 8% yoy. Despite realizing faster growth in lower margin businesses and increased sales and marketing spending due to the analog channel reshuffle, we managed to improve our Adjusted EBITDA margin to 53.2% for H1 2012 and 53.6% for Q2 2012. Our margin in H1 2012 was positively influenced by the release of certain prior year bonus accruals and bad debt allowances, without which our Adjusted EBITDA would have grown 8% yoy in H1 2012. Accrued capital expenditures reached €167 million for the first half, representing 23% of our revenue. Compared to the prior year period, we spent relatively more on set-top boxes and customer installations on the back of robust RGU growth, digital TV and Fibernet migrations. At the same time, we continued to invest in our Pulsar node-splitting project as we want to maintain our demonstrated network advantage over competitors in order to deliver our customers the richest and best possible experience. Finally, Free Cash Flow reached €117 million for the first half with a meaningful improvement in the second quarter, aided by the absence of cash payments for the Belgian football broadcasting rights which typically occur in Q1 and Q3.

Having completed the first half year, we remain very confident on our ability to deliver on our full year outlook. We anticipate our revenue and Adjusted EBITDA growth rate to be higher in the first half of the year as compared to the second half, as the favorable impact from the aforementioned price increases and the contribution from our sports channels will fade out on a comparable basis in the second half of the year. Yet, we believe the presented 5-6% top line and Adjusted EBITDA growth is attractive in light of the current macro-economic backdrop and intensely competitive environment.”

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1 Operational highlights

IMPORTANT REPORTING CHANGES

Reclassification of INDI subscribers: As of January 1, 2012, subscribers to Telenet's INDI platform, which Telenet acquired in October 2008 as part of the Interkabel Acquisition, are no longer recognized as Digital Cable TV subscribers given the non-interactive status of the INDI platform and the fact that these subscribers generally do not generate incremental revenue. As of January 1, 2012, all INDI subscribers are accounted for as Analog Cable TV subscribers. For comparative reasons, Telenet has retroactively applied the change to the prior year periods. This reclassification does not affect the total number of basic cable TV subscribers Telenet reports, nor the segmented cable television revenue Telenet reports.

Reclassification of mobile telephony subscribers: Effective Q2 2012, Telenet's mobile telephony subscriber count includes customers who subscribe to data-only mobile plans, which represent 8,700 and 6,800 subscribers as of June 30, 2012 and June 30, 2011, respectively. Following the change, Telenet's mobile telephony subscriber count reflects the number of SIM cards delivered to customers. For comparative reasons, Telenet has retroactively applied the change to the prior year periods.

Free Cash Flow: As from the Q1 2012 reporting, Telenet has changed its definition of Free Cash Flow, aligning with the definition used by Telenet's controlling shareholder Liberty Global, Inc. Prior to Q1 2012, Free Cash Flow was defined as net cash provided by the operating activities of Telenet's continuing operations less purchases of property and equipment and purchases of intangibles of its continuing operations, each as reported in the Company's consolidated statement of cash flows. As from Q1 2012, Free Cash Flow is defined as net cash provided by the operating activities of Telenet's continuing operations less (i) purchases of property and equipment and purchases of intangibles of its continuing operations, (ii) principal payments on vendor financing obligations, and (iii) principal payments on capital leases (exclusive of network-related leases), each as reported in the Company's consolidated statement of cash flows. The retroactive implementation of the new Free Cash Flow definition as from January 1, 2011 onwards would have reduced our Free Cash Flow for Q2 2011 and H1 2011 by €1.0 million and €2.0 million, respectively.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY

In the first half of 2012, we continued to see good uptake in our advanced service offerings of digital TV, broadband internet and fixed telephony. Despite the macro-economic backdrop and the intensely competitive environment, we recorded a 24% increase in net new subscriber growth for our advanced service offerings compared to the prior year period. We believe this solid achievement reflects our attractive multiple-play lineup, both in terms of pricing and leading innovative features, catering for an unrivalled user experience.

Although Q2 is typically a softer sales quarter due to seasonal patterns in our business, we recorded strong growth rates in Q2 2012. This effect was especially apparent for our digital TV and mobile telephony services. To facilitate the growing trend towards digital TV, new internet applications and higher broadband speeds in the future, we announced in early March 2012 our plans to partially reduce the bandwidth allocated to analog channels. The effective implementation of this analog channel reshuffle program between the end of April and mid-June 2012 convinced an increasing number of analog TV subscribers of the benefits of our interactive digital TV platform, resulting in the strongest sales quarter since Q4 2009. Our mobile sales continued to improve driven by the appeal of our competitive SIM-only tariff plans and our attractive subsidized iPhone propositions.

As in recent quarters, we continued to enjoy solid progress in our multiple-play penetration. We attracted 35,600 net new triple-play subscribers in H1 2012, of which 12,900 were added in Q2 2012. As of June 30, 2012, the total number of triple-play subscribers reached 818,700, up 9% as compared to June 30, 2011. Hence, the number of triple-play

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2012 5

subscribers as a proportion of our total customer base continued to grow from approximately 34% at the Q2 2011 quarter-end to approximately 38% at the Q2 2012 quarter-end.

At June 30, 2012 and excluding our mobile RGUs, we provided our 2,152,200 unique subscribers a total of 4,411,600 services, a 2% increase compared to the prior year period. Consequently, the number of services per customer relationship reached 2.05 at June 30, 2012 as compared to 1.94 at June 30, 2011. The 6% year‐on‐year increase was the direct result of our successful bundling strategy.

Since 33% of our customer base is still taking only one product from us, we continue to see sound growth opportunities from upselling our remaining single‐play subscribers to our attractive multiple‐play propositions. At the same time, we will focus on converting our analog cable TV subscribers to our digital TV platform. Both movements are expected to increase the ARPU per customer relationship and enhance our top line growth.

ARPU PER CUSTOMER RELATIONSHIP

We consider the customer value, reported as ARPU per customer relationship, to be one of our key operational metrics since we seek to obtain a larger share of our customers' spending on media, entertainment and telecommunications services. The ARPU per customer relationship reached €45.1 for the first six months of 2012, a 10% increase as compared to the prior year period when the ARPU per customer relationship yielded €41.0. In Q2 2012, the average customer spent €45.4 per month, a 9% increase as compared to the prior year period.

In addition to a higher share of multiple-play and digital cable television subscribers in our overall customer base and the continued success of our Fibernet products, we attribute the robust performance in both periods to the growing contribution from our Sporting Telenet pay television channels and selective price increases. These price increases occurred on certain broadband products and the basic cable television subscription fee in August and October 2011 respectively, and were linked to an overall increase in the cost of living. These factors more than outweighed the pressure we continue to experience on the individual product ARPUs as a result of a growing proportion of bundle and other price discounts. The ARPU per customer relationship, as mentioned above, excludes the recurring revenue generated by our increasing base of postpaid mobile subscribers.

1.2    Broadband internet

At June 30, 2012, we served 1,339,200 broadband internet subscribers, up 6% as compared to the prior year period. Consequently, 46.9% of the total number of homes connectable to our network subscribed to one of our broadband internet offerings at the end of June 2012 compared to 44.6% at the end of June 2011. At the end of June 2012, we further improved our product features for both new and existing customers, providing faster download and upload speeds and even more volume. The ISP Monitor Speed Test The ISP Monitor Speed Test is an independent source for bandwidth speed comparison. The results shown on www.ispmonitor.be are a summary of the test results gathered by the users of ISP Monitor software., which ranks the real speeds of all internet providers in Belgium, reconfirms our leading position and the attractive positioning of our products on real delivered speed versus all of our main competitors.

Our current residential offerings include multiple tiers, which range from “Basic Internet”, which allows end users to receive data from the internet at a downstream data transfer speed of up to 30 Mbps, to “Fibernet XL”, which offers end users a downstream speed of up to 120 Mbps. We believe our broadband internet subscriber base is one of the most advanced in Europe given the fact that approximately 99% of our broadband internet customers subscribed to speeds of at least 30 Mbps as of June 30, 2012. Furthermore, approximately 27% of our broadband customers subscribed to one of our leading EuroDocsis 3.0 Fibernet offerings at the end of June 2012. This success clearly demonstrates customers' demand for reliable and high speed broadband connections so they can access the internet through multiple devices simultaneously.

In H1 2012, we attracted 33,600 net new broadband internet subscribers, of which 13,200 were added in Q2 2012, which is typically a softer sales quarter due to seasonal patterns in our business. However, the higher-than-anticipated success of our digital TV migration campaign resulted in a sizeable install backlog at the Q2 2012 quarter-end and

___________________________

1 The ISP Monitor Speed Test is an independent source for bandwidth speed comparison. The results shown on www.ispmonitor.be are a summary of the test results gathered by the users of ISP Monitor software.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2012 6

these subscribers will only show in Q3 2012 once they will have been installed. Annualized churn for our broadband internet service remained well under control at 7.4% in H1 2012 as compared to 7.2% in H1 2011.

1.3    Telephony

1.3.1    Fixed telephony

Gross sales for our fixed telephony products have consistently been running at higher levels since our introduction early last year of our repositioned multiple-play bundles with the inclusion of attractively priced flat-fee rate plans for calls made to domestic fixed lines during offpeak times. Furthermore, we introduced FreePhone Mobile in November last year, which allows our fixed telephony customers to make free offpeak calls to mobile lines in Belgium.

In H1 2012, we attracted 40,100 net new fixed telephony subscribers, up 22% as compared to the prior year period, of which 17,900 were added in Q2 2012. As a result, we served a total of 920,200 fixed telephony subscribers (+9% year-on-year) at June 30, 2012. The penetration of our fixed telephony service relative to the total number of homes passed by our network continued to grow from 29.9% at the end of June 2011 to 32.2% at the end of June 2012. Annualized churn for our fixed telephony service at 7.5% in H1 2012 was only fractionally higher as compared to the prior year quarter's result of 7.3%.

1.3.2     Mobile telephony

Since the end of 2011, we have seen a clear improvement in the pace of net additions to our mobile telephony business thanks to the introduction of attractively priced SIM-only rate plans, which allowed us to tap into new market segments. In H1 2012, we attracted 29,000 net new mobile postpaid subscribers, up 22% as compared to the prior year period. In Q2 2012 alone, we achieved 17,600 net additions which was our best performance in two years' time. As from Q2 2012 onwards, our reported mobile telephony subscriber count also includes subscribers to our data-only mobile plans as described in §1 on page 4. Overall, we served 275,400 mobile subscribers at the Q2 2012 quarter-end as compared to 228,100 at June 30, 2011 (+21% yoy).

Early May 2012, we extended our Full-MVNO agreement with Mobistar for another five years to 2017. Alongside improved rates and conditions, the new agreement will also grant us access to Mobistar's future 4G data network. As part of our strategy and ambitions to further improve our mobile performance, we are very excited about today's launch of our new mobile rate plans “King” and “Kong”. These new plans will offer mobile customers a simple, transparent and very attractive subscription at €20 or €70 per month and include a wealth of voice minutes, text messages and mobile data to cater for almost everyone's mobile needs. On top, customers who combine these mobile plans with any of our advanced fixed products will receive a discount of €5 on the €20 plan and of €20 on the €70 plan. In this way, Telenet customers will benefit from one of the most advanced convergent offers currently available in the market.

1.4    Television

1.4.1    Digital & Premium Television

On June 30, 2012, 1,472,500 of our basic cable television subscribers had upgraded to our interactive digital TV platform, which offers a much richer viewing experience and access to a wide variety of thematic channel packs and digital pay TV services as well as an extensive video-on-demand (VOD) library. Approximately 68% of our basic cable TV subscribers watched digital TV as of June 30, 2012 as compared to 57% at the end of June 2011. All of our digital TV subscribers are on our interactive bi-directional digital TV platform following the reclassification of our INDI subscribers as described in §1 on page 4.

During the first six months of 2012, we added 116,700 net new digital TV subscribers, a 44% increase as compared to the prior year period. Hence, we already managed to convert approximately 14% of our remaining analog TV

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2012 7

subscribers to the richer digital TV platform in only six months' time. In Q2 2012, specifically, we recorded a strong uptake in digital TV sales driven by attractive temporary promotions in the quarter in order to enable our remaining analog TV customers to benefit from our advanced digital TV platform. A total of 71,300 net new digital TV subscribers were added in Q2 2012.

In June last year, we acquired the exclusive broadcasting rights for the most important fixtures of the Belgian football championship for the three seasons starting July 2011, and subsequently we revamped our sports pay television channels into Sporting Telenet. At the end of June 2012, approximately 183,700 customers subscribed to our pay television sports channels (+48% year-on-year). We are pleased with the uptake of our Sporting Telenet channels and look forward to another exciting football season, which is due to start tomorrow. As from this season onwards, we will be able to broadcast all league matches, including the five remaining secondary matches on a non-exclusive basis, which is expected to drive incremental subscriber growth. At the same time, Sporting Telenet will continue to exclusively broadcast the most renowned international football leagues, alongside other popular sports including NBA basketball and golf.

1.4.2    Basic Cable Television

Basic cable TV subscribers, including both our analog and digital services, totaled 2,152,200 at the end of June 2012 as compared to 2,198,500 at the end of December 2011. This implies a net organic loss of 46,300 basic cable TV subscribers in H1 2012, reflecting the intensely competitive environment and the availability of competing digital platforms in our footprint. In line with our expectations, we recorded a temporary higher organic loss rate in Q2 2012 as a result of the analog channel reshuffle, which led to a net organic loss of 28,500 basic cable TV subscribers. Still, the revenue loss from these generally low ARPU subscribers in the quarter was more than offset by the robust inflow of higher ARPU digital TV subscribers.

The aforementioned organic loss excludes migrations to our digital television platform and represents customers churning to competitors' platforms, such as other digital television providers and satellite operators, or customers terminating their television service or having moved out of our service footprint. Given the historically high level of cable penetration in our footprint, the limited expansion of the number of homes passed and strong competition in the TV market, we anticipate further churn of basic cable TV subscribers, offset by further growth in multiple‐play subscribers, generating a much higher ARPU relative to the basic cable TV ARPU.

Early July 2012, we launched a new TV product, Teletenne, using the Digital Terrestrial TV frequencies we lease from Norkring. With an aerial and a special decoder, customers in Flanders and Brussels will now be able to watch TV with superior picture and sound quality, even where a cable connection is difficult or impossible. Teletenne is therefore ideal for second homes, summer houses, as well as for student rooms, bedrooms or houses situated outside the cable service area

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2	Financial highlights

2.1    Revenue

For the first six months of 2012, we generated revenue of €727.0 million, a 9% increase as compared to the prior year period when we achieved revenue of €669.9 million. All of our revenue growth in H1 2012 was organic and directly driven by underlying RGU growth, the ongoing migration from analog to digital TV and the continued uptiering of our existing broadband customer base to Fibernet, all resulting in a higher value per customer. We also saw an increase in our stand-alone iPhone 4S handset sales compared to H1 2011, which is recorded under Distributors/Other revenue. Excluding the low-margin revenue generated from the sale of handsets and set-top boxes, our top line growth would have been 8% in H1 2012. Revenue growth in H1 2012 was also supported by a higher contribution from Sporting Telenet and the selective price increases on certain broadband internet services and basic cable TV. Since these elements started to contribute to our growth in Q3 2011, we anticipate our revenue growth rate to be higher in the first half of the year as compared to the second half, as embodied within our full year outlook.

In Q2 2012, we achieved revenue of €363.0 million as compared to €338.3 million in Q2 2011. The drivers behind the 7% year-on-year increase in our revenue were identical to the ones described above. Relative to the preceding quarter, our revenue growth rate slightly contracted as a result of much lower handset sales due to iPhone 4S inventory shortages and temporary free install and activation promotion incentives as part of our digital TV migration campaign.

BASIC CABLE TELEVISION

The monthly basic cable television subscription fee paid for our analog and digital cable television channels remains an important contributor to our revenue and represents a steady source of cash flow. For the first six months of 2012, we generated €160.7 million of basic cable television revenue as compared to €159.1 million for the prior year period. The negative impact resulting from an average lower number of active subscribers was more than offset by the favorable impact from the 4.2% increase in our basic cable television subscription fee as of October 2011 related to an increase in the underlying cost of living. In Q2 2012, basic cable television revenue was €80.1 million, up 1% as compared to the prior year period.

PREMIUM CABLE TELEVISION

Our premium cable television revenue includes the revenue generated by our digital cable television subscribers on top of the basic cable television revenue as described above. In addition to video‐on‐demand revenue, our premium cable television revenue is driven by the strong uptake in rentals of the high‐end HD and PVR‐enabled set‐top boxes. The other contributors to our premium cable television revenue include subscription fees to our thematic and premium channel packages (including Sporting Telenet) and interactive services on our platform. In H1 2012, we recorded premium cable television revenue of €111.0 million, marking a 25% increase as compared to the prior year period thanks to the growing contribution from our Sporting Telenet pay television channels. Relative to Q2 2011, our premium cable television revenue grew €10.2 million to €56.0 million in Q2 2012.

DISTRIBUTORS/OTHER

Distributors/Other revenue primarily includes (i) set‐top box sales revenue, (ii) cable television activation and installation fees; and (iii) third‐party sales and stand-alone mobile handset sales. Compared to the prior year period, our Distributors/Other revenue jumped 25% in H1 2012 to €31.2 million, primarily because of higher stand-alone iPhone 4S handset sales during the first three months of 2012. These sales generate a very low margin. In Q2 2012, we achieved €14.1 million of Distributors/Other revenue, up €1.6 million as compared to the prior year period, as higher set-top box and stand-alone handset sales were somewhat offset by lower install and activation revenue due to promotion incentives.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2012 9

RESIDENTIAL BROADBAND INTERNET

For the first six months of 2012, our residential broadband internet revenue, which captures the revenue generated by both our residential and business broadband internet subscribers, totaled €226.1 million. This implies a 4% increase as compared to the prior year period. In addition to continued RGU growth, our residential broadband internet revenue was supported by a higher share of Fibernet customers in the overall mix and the favorable impact from the price increase on certain stand-alone product tiers that occurred in August 2011, offsetting the negative impact from a growing number of bundled subscribers in the overall mix. In Q2 2012, we recorded residential broadband revenue of €112.7 million, a €2.9 million increase as compared to the prior year period. Our revenue growth rate in Q2 2012 was negatively impacted by lower RGU growth and a higher share of low tier subscribers in the overall mix.

RESIDENTIAL TELEPHONY

Our residential telephony revenue, which includes the contribution from both our fixed and mobile businesses, jumped €19.0 million, or 14%, to €152.6 million in H1 2012 as compared to the prior year period. Our fixed telephony revenue in H1 2012 showed a 9% increase as compared to the prior year period driven by robust RGU growth on the back of the success of our FreePhone Mobile rate plan. The resulting decline in usage‐related revenue was more than offset by higher subscription-based revenue because of a higher number of RGUs. Our mobile telephony revenue increased 37% yoy in H1 2012, driven by 21% growth in the number of postpaid subscribers and a further increase in our mobile ARPU following our increased focus on smartphones and customers with a higher lifetime value. In Q2 2012, we achieved a similar 14% revenue growth rate for our residential telephony business (€77.3 million).

BUSINESS SERVICES

Revenue generated by our business customers on all coax-related products is allocated to one of the aforementioned revenue lines and is not captured within Telenet for Business, our business services division. The revenue reported under business services relates to the revenue generated on non-coax products, including fiber and leased DSL lines, our carrier business, as well as value-added services such as hosting and managed security.

Telenet for Business generated revenue of €45.4 million in H1 2012, broadly unchanged as compared to the prior year period. Higher security-related revenue as a result of new contract wins, and sustained demand for our leading connectivity products, were offset by a lower amount of non-recurring install revenue and a further decline in voice-related revenue. Excluding non-recurring install revenue in both periods, our business services revenue in H1 2012 would have grown 2% yoy. In Q2 2012, we generated €22.8 million of business services revenue, a 2% decline as compared to the prior year period primarily because of lower security-related sales in the quarter due to timing variances, continued pressure on our non-coax voice business and lower install revenue as compared to the prior year period.

2.2    Expenses

Over the first six months of 2012, we incurred total operating expenses of €535.7 million, a 9% increase as compared to the prior year period when our operating expenses totaled €489.5 million. The increase in our total operating expenses was predominantly attributable to higher depreciation and amortization charges as a result of the pro-rata amortization of the Belgian football broadcasting rights, higher network operating and service costs and higher advertising, sales and marketing expenses.

Our operating expenses increased 8% from €244.4 million in Q2 2011 to €264.4 million in Q2 2012. The main cost drivers in the quarter were identical to the ones incurred in H1 2012. In Q2 2012, specifically, we incurred higher advertising, sales and marketing expenses as a result of the analog channel reshuffle and our associated digital TV campaign, reflecting higher sales commissions on the back of robust RGU growth, marketing expenses and call center costs amongst others.

•
Employee benefits amounted to €73.9 million in H1 2012, a 2% decrease as compared to the prior year period despite the negative impact from the compulsory salary indexation of approximately 3.5% for all of our

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2012 10

employees in early 2012. The year-on-year decrease in our personnel expenses was mainly driven by a €2.3 million release of certain prior year bonus accruals in Q1 2012, without which our personnel expenses would have increased approximately 1%. In Q2 2012, our staffing expenses totaled €38.5 million, broadly stable as compared to Q2 2011.

•
Depreciation and amortization, including losses on disposal of property and equipment and other intangible assets, increased 17% year-on-year to €191.9 million for the first six months of 2012 (Q2 2012: €94.1 million, +13% yoy). This increase was primarily caused by the acquisition of the exclusive broadcasting rights for the main fixtures of the Belgian football championship for three seasons starting July 2011. These broadcasting rights are being amortized on a pro rata basis over the football seasons.

•
Network operating and service costs, which include all of our direct expenses such as call center costs, costs related to handset purchases, interconnect, programming and network-related expenses, continued to represent the vast majority of our total operating expenses. Our network operating and service costs increased 12% to €207.4 million in H1 2012 as compared to the prior year period. The increase was predominantly attributable to higher costs related to handset sales, higher copyright expenses as a result of the increased basic cable TV subscription fee as from October 2011 and higher programming costs related to the Belgian football championship. Furthermore, we incurred higher interconnect costs as a result of the launch of FreePhone Mobile, offset by a decline in fixed-to-mobile termination rates since January 2012. In Q2 2012, we incurred network operating and service costs of €100.4 million (+8% yoy). Relative to the preceding quarter, our network operating and service costs fell €6.6 million, reflecting lower handset purchases, lower programming expenses due to the end of the Belgian football season and a €2.5 million release of bad debt allowances. Excluding this non-recurring release, our network operating and service costs would have grown 10% in Q2 2012 as compared to the prior year period.

•
Advertising, sales and marketing expenses of €34.3 million in H1 2012 were up 30% as compared to the prior year period (Q2 2012: €17.8 million, +33% yoy). The increase in both periods mainly reflected (i) higher sales commissions as a result of the robust net new subscriber growth for all of our products; (ii) higher advertising spending to accommodate the analog channel reshuffle and the start of the play-offs in Belgian football; and (iii) higher call center expenses linked to the higher-than-anticipated success of the digital TV migration campaign.

•
Other costs, including operating charges related to acquisitions or divestitures and restructuring charges, fell 17% year-on-year to €24.6 million in H1 2012 (Q2 2012: €12.1 million, -16% yoy). This cost line primarily reflects business‐supporting corporate advisory and legal fees.

Our total operating expenses represented approximately 74% of our overall revenue in H1 2012 as compared to approximately 73% for the prior year period. The increase was predominantly attributable to higher depreciation and amortization charges, higher network operating and service costs and higher advertising, sales and marketing expenses. Hence, cost of services provided as a percentage of revenue slightly increased to approximately 57% in H1 2012 from approximately 56% in H1 2011. Selling, general & administrative expenses as a percentage of revenue remained stable at approximately 17% as lower personnel expenses and expenses related to share based compensation were offset by higher sales commissions and advertising expenses as a result of the analog channel reshuffle.

2.3    Adjusted EBITDA and operating profit

For the first six months of 2012, we generated €387.0 million of Adjusted EBITDA, up 9% as compared to the prior year period when we yielded Adjusted EBITDA of €354.1 million. Despite realizing faster growth in lower margin activities, including more handset sales and higher advertising, sales and marketing expenses in H1 2012, we succeeded in expanding our underlying Adjusted EBITDA margin by 30 basis points to 53.2%. Our margin in H1 2012 was positively influenced by the aforementioned release of certain prior year bonus accruals and bad debt allowances, without which our Adjusted EBITDA would have grown 8% year-on-year. Our continued focus on maintaining efficient operations and platform improvements within our organization, a relatively larger share of multiple‐play subscribers in our net additions subscriber mix, strict control on our overhead expenses and generally less spending on our mobile activities remained the key drivers for our achieved Adjusted EBITDA growth.

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In Q2 2012, we achieved Adjusted EBITDA of €194.4 million, marking an 8% increase as compared to the prior year period. Despite higher advertising, sales and marketing expenses in the quarter as a result of the analog channel reshuffle, we were able to expand our underlying margin by 40 basis points to 53.6%. Our Adjusted EBITDA in Q2 2012 was positively impacted by the aforementioned release of bad debt allowances, without which our Adjusted EBITDA would have grown 7% year-on-year, in line with our revenue.

Exhibit 1: Reconciliation between Adjusted EBITDA and total comprehensive income for the period (unaudited)

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2012	2011	Change %	2012	2011	Change %

Adjusted EBITDA	194.4	179.9	8%	387	354.1	9%
Adjusted EBITDA margin	53.6%	53.2%		53.2%	52.9%

Share based compensation	(1.5)	(2.2)	-32%	(3.6)	(8.7)	-59%
Operating charges related to acquisitions or divestitures	(0.2)	(0.8)	-75%	(0.2)	(0.8)	-75%
Restructuring charges	—	(0.0)	n/a	—	(0.1)	n/a

EBITDA	192.7	176.9	9%	383.2	344.5	11%

Depreciation, amortization and impairment	(94.1)	(83.0)	13%	(191.9)	(164.1)	17%

Operating profit	98.6	93.9	5%	191.3	180.4	6%

Net Finance expense	(74.4)	(64.2)	16%	(142.3)	(77.6)	83%
Share of the loss of equity accounted investees	0.0	(0.0)	n/a	0.0	(0.1)	n/a
Income tax expense	(11.4)	(14.0)	-19%	(24.0)	(44.2)	-46%

Total comprehensive income for the period	12.8	15.7	-18%	25.0	58.5	-57%

The 9% year-on-year increase in our Adjusted EBITDA in H1 2012 was slightly offset by 17% higher depreciation and amortization charges primarily as a result of the pro rata amortization of the acquired Belgian football broadcasting rights. Still, our operating profit grew 6% year-on-year from €180.4 million in H1 2011 to €191.3 million in H1 2012. In Q2 2012, our operating profit amounted to €98.6 million, up 5% as compared to Q2 2011.

2.4    Net result

FINANCE INCOME AND EXPENSES

Net finance expenses in H1 2012 totaled €142.3 million compared to €77.6 million in H1 2011. The sharp increase was the combined effect of (i) a strong decrease in the fair value of our derivatives which yielded a €38.0 million loss in H1 2012 versus a €20.4 million gain in H1 2011; and (ii) an 11% increase in our net interest expenses as a result of our debt extension and deferred payments on the 3G mobile spectrum. In Q2 2012, net finance expenses amounted to €74.4 million, up 16% as compared to the prior year period when we incurred net finance expenses of €64.2 million, reflecting higher losses on our interest rate derivatives and higher interest expenses on our financing facilities.

Interest income and foreign exchange gain
Interest income and foreign exchange gain was €3.5 million in H1 2012, a €1.1 million decrease as compared to the prior year period reflecting the lower returns from our significantly lower cash balance that we invested. To minimize the concentration of counterparty risk, our cash equivalents, certificates of deposit and money market funds are placed with highly rated European and US financial institutions. In Q2 2012, interest income and foreign exchange gain was €0.7 million versus €2.5 million in Q2 2011.

Interest expenses and foreign exchange loss
Interest expenses and foreign exchange loss amounted to €107.8 million in H1 2012 as compared to €97.3 million in H1 2011. The 11% year-on-year increase is the cumulative effect of (i) the issuance of an additional €175.0 million Term Loan under our existing Senior Credit Facility in February 2012, (ii) the interest on the deferred payment of the 3G mobile spectrum, and (iii) higher EURIBOR interest rates which set the basis for the majority of the interest expenses on our Senior Credit Facility. In Q2 2012, our interest expenses and foreign exchange loss amounted to €54.7 million compared to €50.1 million in the prior year period. The reasons for this increase were similar as the reasons stated above.

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Net gains and losses on derivative financial instruments
We have entered into various derivative instruments to significantly reduce our exposure to interest rate increases through the maturity date of our Senior Credit Facility. During 2010 and the second half of 2011, we further optimized our portfolio of interest rate hedges to lower the average interest rates and extend the hedges' maturities to cover the entire duration of our floating rate debt instruments up to 2021. As of June 30, 2012, we had a combination of 1% of caps, 23% of collars and 76% of swap instruments that provide for a maximum average interest rate of 3.6% on top of the respective margins per Term Loan. Our derivatives are spread over different financial institutions and geographies to minimize counterparty risks.

In line with IFRS accounting standards, our interest rate derivatives are valued on a mark-to-market basis, i.e. at fair value, and changes in fair value are reflected in our statement of comprehensive income. These changes in fair value can be volatile and do not have any direct impact on our cash flows until such time as the derivatives are fully or partially settled. In H1 2012, we incurred a loss of €38.0 million versus a gain of €20.4 million in H1 2011, mainly driven by a downward shift of the euro swap curve. We incurred losses of €20.4 million and €16.6 million for Q2 2012 and Q2 2011, respectively.

The mark-to-market valuation of our interest rate derivatives depends on the evolution of the forward EURIBOR rates over the lifetime of such an instrument. To the extent the projected interest rates over the respective instruments' lifetime rise (fall), we expect the mark-to-market valuation of these instruments to have a positive (negative) impact on our net result.

Loss on extinguishment of debt
As a result of the early redemption of certain outstanding Term Loans under our Senior Credit Facility for an aggregate €286.5 million, €5.3 million of third‐party costs and related deferred financing costs were expensed in H1 2011.

INCOME TAXES

We recorded income tax expense of €24.0 million in H1 2012 compared to income tax expense of €44.2 million in H1 2011. The higher losses on our derivative financial instruments in H1 2012 reduced our overall profit before income taxes, which had a positive impact on the year-on-year evolution of our deferred income tax expense. Our income tax expense in Q2 2012 amounted to €11.4 million as compared to income tax expense of €14.0 million in Q2 2011.

NET INCOME

We recorded a net profit of €25.0 million in H1 2012, including a loss on our derivative financial instruments of €38.0 million, without which we would have recorded a net profit of €63.0 million. In the prior year period, we reported a net profit of €58.5 million, including a €20.4 million gain on our derivative financial instruments and a €5.3 million loss on extinguishment of debt, without which we would have recorded a net profit of €43.4 million. The underlying increase in our net profit, excluding gains and losses on derivative financial instruments and losses on extinguishment of debt, primarily reflected higher Adjusted EBITDA and lower deferred income tax expenses, offsetting the negative impact from higher amortization charges on the Belgian football broadcasting rights. In Q2 2012, our net profit was €12.8 million versus €15.7 million in Q2 2011. Excluding the impact from the mark‐to‐market on our interest rate derivatives, our net profit would have been broadly stable at €33.2 million for Q2 2012 and €32.3 million for the prior year period.

2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES

Net cash from operating activities totaled €280.7 million in H1 2012, slightly down as compared to €287.6 million for the prior year period. A solid 9% growth in our Adjusted EBITDA was offset by a 30% increase in our cash interest expenses and an unfavorable trend in our working capital, especially in Q1 2012. In Q2 2012, we generated €133.2 million net cash from operating activities, a solid 12% increase as compared to Q2 2011.

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NET CASH USED IN INVESTING ACTIVITIES

We used €160.2 million of net cash in investing activities in H1 2012, up 9% versus the €146.5 million we used in H1 2011. The cash used in investing activities comprised the cash payments for our capital expenditures, including the cash payment of €10.4 million for the second tranche of the Belgian football broadcasting rights in Q1 2012, net of the proceeds received from other operators and broadcasters using a portion of these rights. In Q3 2012, we anticipate to make another cash payment ahead of the start of new 2012-2013 season, with the remaining payment due in Q1 2013. In Q2 2012, we used €70.3 million of net cash in investing activities, up 8% as compared to the prior year period. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.

FREE CASH FLOW

For the first six months of 2012, we generated Free Cash Flow of €117.4 million, compared to €137.7 million in the prior year period. The 15% year-on-year decrease in our Free Cash Flow was predominantly driven by the €10.4 million cash payment for the Belgian football broadcasting rights in Q1 2012, higher cash interest payments as discussed above and a negative evolution in our working capital, partially offset by growth in our overall business. In Q2 2012, we yielded €62.4 million of Free Cash Flow, a strong 20% increase as compared to the prior year period driven by solid growth in our underlying operations partially offset by higher cash capital expenditures and unfavorable working capital changes.

NET CASH FROM FINANCING ACTIVITIES

Net cash used in financing activities amounted to €110.1 million in H1 2012, compared to net cash from financing activities of €404.5 million in H1 2011. Net cash used in financing activities in H1 2012 primarily reflected (i) the positive net effect from the issuance of a €175.0 million Term Loan T under our existing Senior Credit Facility in February 2012 and the temporary redemption of €124.0 million under Term Loans Q and R, for an aggregate €51.0 million; (ii) €113.4 million in shareholder disbursements used for the payment of the gross dividend of €1.00 per share on May 10, 2012 (€113.2 million) and payments related to shareholder disbursements from prior periods (€0.2 million); (iii) €38.8 million used for the repurchase of own shares under the Share Repurchase Program 2012; (iv) and €8.9 million related to various lease repayments, including the scheduled repayment of the Telenet Partner Network capital lease, proceeds from the exercise of options and warrants, and debt issuance costs. The cash movement in H1 2011 reflected a net positive effect of €413.5 million from the issuance of additional debt and the early redemption of certain Term Loans with shorter maturities, offset by €12.1 million related to various lease repayments, including the scheduled repayment of the Telenet Partner Network capital lease, and €11.6 million of debt issuance costs. In Q2 2012, net cash used in financing activities amounted to €138.1 million, as compared to net cash from financing activities of €406.3 million in the prior year period, largely representing the same variance drivers as per the first half year.

2.6    Debt profile, cash balance and leverage ratio

DEBT PROFILE

As of June 30, 2012, we carried a total debt balance of €3,023.0 million, of which €1,280.6 million is owed under our Senior Credit Facility and €1,300.0 million is related to the four Notes issued in 2010 and 2011. It also included €60.7 million for the outstanding portion of the 3G mobile spectrum. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.

In February 2012, we issued an additional Facility under our Senior Credit Facility (Term Loan T) for an aggregate amount of €175.0 million to benefit from the temporary attractive window in the European debt markets. As per the agreement, this Term Loan, with a maturity date of December 31, 2018, carries a floating interest rate of 3.50% over the EURIBOR rate.

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On February 29, 2012, we entered into two additional facility accession agreements, the Additional Facility Q2 Accession Agreement (the Q2 Accession Agreement) and the Additional Facility R2 Accession Agreement (the R2 Accession Agreement) under our Senior Credit Facility. Pursuant to the Q2 Accession Agreement and the R2 Accession Agreement, certain lenders agreed to provide new Term Loan facilities in an aggregate principal amount of €74.0 million (Term Loan Q2) and €50.0 million (Term Loan R2), respectively. In connection with these transactions, certain lenders under the existing Term Loan Q and Term Loan R agreed to novate their existing Term Loan Q commitments (in an aggregate amount of €74.0 million) and their existing Term Loan R commitments (in an amount of €50.0 million) to Telenet Luxembourg Finance Centre S.a.r.l. and to enter into the new Term Loan Q2 and Term Loan R2. Term Loan Q2 and Term Loan R2 are available to be drawn on August 31, 2012 only. Term Loans Q and R were reduced by the amounts of Term Loan Q2 and R2 in Q1 2012 using the proceeds from Term Loan T. Term Loan Q2 and Term Loan R2 have the same terms as Term Loan Q and Term Loan R shown below.

The voluntary debt exchange and re-pricing process, together with the redemption of shorter-term maturities, which we pursued in 2011, resulted in a further extension of the average maturity of our Senior Credit Facility to approximately 7 years. As a result, Telenet will not face any debt repayments before mid-November 2016.

DEBT OVERVIEW AND PAYMENT SCHEDULES

The table below provides an overview of our debt instruments and payment schedule at the end of June 2012.

Exhibit 2: Debt maturity table as of June 30, 2012

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	March 31, 2012
	(€ in millions)
Amended Senior Credit Facility:
Term Loan Q	357.0	357.0	—	July 31, 2017	Floating - Euribor + 3.25%	Monthly
Term Loan Q2	74.0	—	74.0 (*)	"	"	"
Term Loan R	748.6	748.6	—	July 31, 2019	Floating - Euribor + 3.625%	Monthly
Term Loan R2	50.0	—	50.0 (*)	"	"	"
Term Loan T	175.0	175.0	—	December 31, 2018	Floating - Euribor + 3.50%	Monthly
Revolving Credit Facility	158.0	—	158.0	December 31, 2016	Floating - Euribor + 2.75%	Not applicable

Senior Secured Fixed Rate Notes
€500 million Senior Secured Notes due 2020	500.0	500.0	—	November 15, 2020	Fixed - 6.375%	Semi-annually (May and Nov.)
100 million Senior Secured Notes due 2016	100.0	100.0	—	November 15, 2016	Fixed - 5.30%	Semi-annually (May and Nov.)
€300 million Senior Secured Notes due 2021	300.0	300.0	—	February 15, 2021	Fixed - 6.625%	Semi-annually (Feb and Aug.)

Senior Secured Floating Rate Notes
€400 million Senior Secured Notes due 2021	400.0	400.0	—	June 15, 2021	Floating - 3M EUR + 3.875%	Quarterly (March, June, Sep. and Dec.)

Total notional amount	2,862.6	2,580.6	282.0
(*) Available to be drawn on August 31, 2012.

CASH BALANCE AND AVAILABILITY OF FUNDS

As of June 30, 2012, we held €357.0 million of cash and cash equivalents, compared to €346.6 million as of December 31, 2011. We manage and optimize our cash balance on a daily basis and according to balanced counterparty risks. Under the Senior Credit Facility we have access to the additional committed Revolving Facility of €158.0 million, subject to compliance with the covenants mentioned below, with availability up to and including December 31, 2016. On August 31, 2012, we will also have access to the undrawn amounts under Term Loans Q2 and R2 of €74.0 million and €50.0 million, respectively, with availability up to and including July 31, 2017 and July 31, 2019, respectively.

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NET LEVERAGE RATIO

As of June 30, 2012, the outstanding balance of our Senior Credit Facility and outstanding cash balance resulted in a Net Total Debt to EBITDA ratio of 3.1x compared to 3.2x on December 31, 2011. Compared to the Q1 2012 quarter-end, our net leverage ratio as of June 30, 2012 remained stable at 3.1x despite €113.4 million of shareholder disbursements paid and €26.6 million spent on share repurchases in the course of Q2 2012. We believe this demonstrates the strong underlying cash generation of our business. Including the upcoming August 31, 2012 payment of our €3.25 per share capital reduction and the anticipated drawdown of our Term Loans Q2 and R2 for an aggregate amount of €124.0 million, our net leverage ratio at the end of Q2 2012 would have been 3.5x. Our current net leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x. We continue to target a net leverage ratio in the range of 3.5-4.5x Net Total Debt to EBITDA.

2.7    Capital expenditures

Accrued capital expenditures were €167.3 million in H1 2012 compared to €127.1 million in H1 2011, representing 23% and 19% of revenue, respectively. The reported 32% year-on-year increase in our accrued capital expenditures was primarily driven by stronger customer growth as we recorded higher capital expenditures on set-top boxes and customer installations, alongside accelerated network upgrades including the Pulsar node splitting project. As of 2012, the Pulsar project will be executed at a higher pace than prior years with the aim to at least triple the available bandwidth per household by 2015 through the multiplication of optical nodes, connecting our fiber links with the last-mile coax network. The average number of homes connected to such a node will gradually reduce to 500 by 2015, thereby significantly increasing the broadband down- and upstream speeds. By the end of 2012, we expect to have 50% of all nodes physically and logically upgraded.

Set-top box related capital expenditures amounted to €41.0 million in H1 2012, or approximately 25% of total accrued capital expenditures, as compared to €13.5 million in H1 2011. The strong year-on-year increase relates to phasing and the robust inflow of net new digital TV subscribers in Q2 2012 as the vast majority of subscribers prefer to rent our high-end HD Digicorder with HD and PVR functionalities. Capital expenditures for customer installations amounted to €45.0 million in H1 2012, or approximately 27% of total accrued capital expenditures, primarily boosted by migrations to our Fibernet broadband products, for which we install a EuroDocsis 3.0 wireless home gateway, and a strong uptake in the install activity for our new digital TV subscribers. Accrued capital expenditures for network growth and upgrades amounted to €40.8 million in H1 2012, or approximately 24% of total accrued capital expenditures, and included investments for our node splitting project.

The remainder of our accrued capital expenditures includes refurbishments and replacements of network equipment, sports content acquisition costs other than those related to Belgian football, and recurring investments in our IT-platform and systems. This implies that approximately 76% of our H1 2012 accrued capital expenditures were scalable and subscriber growth related as compared to approximately 70% in H1 2011. We will continue to closely monitor our capital expenditure levels in order to make sure that our capital expenditure drives incremental returns.

In Q2 2012, we accrued €88.7 million of capital expenditures, compared to €70.4 million a year earlier. The key drivers for this increase were higher set-top box related capital expenditures and customer installations driven by the higher-than-anticipated inflow of digital TV subscribers.

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3    Outlook and other information

3.1    Outlook for the year 2012

We remain confident on our ability to achieve our full year 2012 outlook as presented at the end of February 2012. Although we achieved solid high single-digit growth in both our revenue and Adjusted EBITDA in H1 2012, we expect our growth rates to trend down in the second half of the year when we will no longer benefit on a comparable basis from (i) the favorable impact of certain price increases; (ii) additional subscribers to Sporting Telenet since most customers started to subscribe as of Q3 2011 following the acquisition of the Belgian football broadcasting rights; and (iii) strong yoy growth in stand-alone handset sales since we started distributing the iPhone 4S since H2 2011. Nevertheless, we remain comfortable with the targeted 5-6% revenue and Adjusted EBITDA growth for the full year 2012 and consider this to be solid in light of the current macro-economic backdrop and intensely competitive environment.

Our accrued capital expenditures as a percentage of our overall revenue amounted to 23% in H1 2012, at the upper end of our full year outlook, and were predominantly success-based. Relative to the prior year period, we spent relatively more on set-top boxes and customer installations, reflecting continued RGU growth and robust digital TV and Fibernet migrations. At the same time, we continued to invest in our node-splitting project Pulsar, all within the boundaries of our full year outlook.

Finally, our Free Cash Flow fell 15% in H1 2012 as compared to the prior year period, mainly because of the final cash payment for the Belgian football broadcasting rights for the 2011/12 season and higher cash interest expenses. Yet, we continue to expect a stable Free Cash Flow for the whole of 2012 and our H1 2012 Free Cash Flow of €117.4 million demonstrates we are well on track to deliver. We believe our solid organic and growing Free Cash Flow and the fact that we do not face any debt repayments before 2016 will allow for sustainable attractive shareholder returns going forward in the absence of acquisitions and/or a significant change in our business model.

Exhibit 3: Outlook FY 2012

Outlook FY 2012
Revenue growth	5% - 6%
Adjusted EBITDA growth	5% - 6%
Accrued capital expenditures, % of revenue	22% - 23%
Free Cash Flow	Stable

3.2    Shareholder disbursements

We remain committed to deliver attractive and sustainable shareholder disbursements as we pursue a long-term Net Total Debt to EBITDA target between 3.5x and 4.5x. This provides for an optimal balance between growth and shareholder returns on the one hand and attractive access to capital markets on the other hand. Our shareholder remuneration strategy will allow for a continuing solid level of cash returns to shareholders on a long-term basis. In the absence of acquisitions and/or a significant change in our business model, excess cash will be returned to shareholders via dividends, share buybacks, capital reductions or a combination thereof.

For 2012, the board of directors proposed a shareholder return of approximately €533.0 million, consisting of (i) a gross dividend of €1.00 per share; (ii) a net capital reduction of €3.25 per share; and (iii) a €50 million share buy-back program, which was initiated on February 20, 2012.

The AGM/EGM of April 25, 2012 approved the proposed aforementioned shareholder disbursements. The gross dividend of €1.00 per share was paid on May 10, 2012, amounting to €113.2 million in aggregate. The net capital

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2012 17

reduction of €3.25 per share will be settled on August 31, 2012 (ex date of August 28, 2012), amounting to €369.2 million in aggregate.

Between the initiation of the €50.0 million Share Repurchase Program 2012 on February 20, 2012 to June 30, 2012, we repurchased in total 1,280,236 own shares under this plan for a total amount of €39.8 million, of which 800,492 own shares have been cancelled on April 25, 2012. As per June 30, 2012, we held 220,352 own shares acquired under the Share Repurchase Program 2011 and 479,744 own shares acquired under the Share Repurchase Program 2012 for a total amount of €21.3 million.

3.3    Subsequent events

There were no significant events subsequent to June 30, 2012, that would require adjustment to or disclosure in the accounting data included in this press release.

3.4    Procedures of the independent auditor

The statutory auditors, KPMG Bedrijfsrevisoren - Reviseurs d'Entreprises CVBA, represented by Jos Briers and Götwin Jackers, have confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim financial information included in this press release as of and for the six month period ended June 30, 2012.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2012 18

4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended	June 2012	June 2011	Change %

Total Services

Homes passed - Combined Network	2,856,300	2,831,300	1%

Television
Analog Cable TV	679,700	971,600	-30%
Digital Cable TV	1,472,500	1,262,300	17%
Total Cable TV	2,152,200	2,233,900	-4%

Internet
Residential Broadband Internet	1,298,500	1,223,300	6%
Business Broadband Internet	40,700	40,400	1%
Total Broadband Internet	1,339,200	1,263,700	6%

Telephony
Residential Telephony	907,000	834,600	9%
Business Telephony	13,200	12,700	4%
Total Telephony	920,200	847,300	9%

Mobile telephony (active customers)	275,400	228,100	21%

Total Services (excl. Mobile)	4,411,600	4,344,900	2%

Churn

Basic cable television	10.3%	8.7%
Broadband internet	7.1%	7.0%
Telephony	7.1%	7.0%

Customer relationship information - Combined Network

Triple-play customers	818,700	751,500	9%
Total customer relationships	2,152,200	2,233,900	-4%
Services per customer relationship	2.05	1.94	6%
ARPU per customer relationship (in € / month)	45.4	41.5	9%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2012 19

5	Telenet Group Holding NV – Selected EU GAAP condensed
consolidated interim financial statements

5.1	EU GAAP condensed consolidated interim statement of comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the six months ended
	June 30,			June 30,
	2012	2011	Change %	2012	2011	Change %

Revenue

Basic cable television	80.1	79.2	1%	160.7	159.1	1%
Premium cable television	56.0	45.8	22%	111.0	88.7	25%
Distributors / other	14.1	12.5	13%	31.2	24.9	25%
Residential broadband internet	112.7	109.8	3%	226.1	218.4	4%
Residential telephony	77.3	67.8	14%	152.6	133.6	14%
Business services	22.8	23.2	-2%	45.4	45.2	0%

Total Revenue	363.0	338.3	7%	727.0	669.9	9%
Expenses
Cost of services provided	(202.6)	(188.2)	8%	(415.0)	(374.9)	11%
Gross Profit	160.4	150.1	7%	312.0	295.0	6%
Selling, general & administrative expenses	(61.8)	(56.2)	10%	(120.7)	(114.6)	5%
Operating profit	98.6	93.9	5%	191.3	180.4	6%
Finance income	0.7	2.5	-72%	3.5	25.0	-86%
Net interest income and foreign exchange gain	0.7	2.5	-72%	3.5	4.6	-24%
Net gain on derivative financial instruments	—	—	n/a	—	20.4	n/a
Finance expenses	(75.1)	(66.7)	13%	(145.8)	(102.6)	42%
Net interest expense and foreign exchange loss	(54.7)	(50.1)	9%	(107.8)	(97.3)	11%
Net loss on derivative financial instruments	(20.4)	(16.6)	23%	(38.0)	—	n/a
Loss on extinguishment of debt	—	—	n/a	—	(5.3)	n/a
Net Finance expense	(74.4)	(64.2)	16%	(142.3)	(77.6)	83%
Share of the loss of equity accounted investees	0.0	—	n/a	0.0	(0.1)	n/a
Profit before income tax	24.2	29.7	-19%	49.0	102.7	-52%
Income tax expense	(11.4)	(14.0)	-19%	(24.0)	(44.2)	-46%
Profit for the period	12.8	15.7	-18%	25.0	58.5	-57%
Other comprehensive income for the period, net of income tax	—	—	n/a	—	—	n/a
Total comprehensive income for the period	12.8	15.7	-18%	25.0	58.5	-57%

Profit attributable to:	12.8	15.7	-18%	25.0	58.5	-57%
Owners of the Company	12.8	15.7	-18%	25.0	58.5	-57%
Non-controlling interests	0.0	—	n/a	0.0	—	n/a

Total comprehensive income for the period, attributable to:	12.8	15.7	-18%	25.0	58.5	-57%
Owners of the Company	12.8	15.7	-18%	25.0	58.5	-57%
Non-controlling interests	0.0	—	n/a	0.0	—	n/a

Weighted average shares outstanding	113,010,808	113,029,880		113,097,217	112,741,225
Basic earnings per share	0.11	0.14		0.22	0.52
Diluted earnings per share	0.11	0.14		0.22	0.51

Expenses by Nature
Employee benefits	38.5	38.1	1%	73.9	75.1	-2%
Share based compensation	1.5	2.2	-32%	3.6	8.7	-59%
Depreciation	65.1	64.0	2%	129.9	126.2	3%
Amortization	20.2	17.3	17%	40.0	33.9	18%
Amortization of broadcasting rights	8.2	1.7	382%	19.5	4.0	388%
Losses (gains) on disposal of property and equipment and other intangible assets	0.6	—	n/a	2.5	0.0	n/a
Network operating and service costs	100.4	93.2	8%	207.4	185.5	12%
Advertising, sales and marketing	17.8	13.4	33%	34.3	26.4	30%
Other costs	11.9	13.7	-13%	24.4	28.8	-15%
Operating charges related to acquisitions or divestitures	0.2	0.8	-75%	0.2	0.8	-75%
Restructuring charges	—	0.0	n/a	—	0.1	n/a

Total Expenses	264.4	244.4	8%	535.7	489.5	9%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2012 20

5.2    EU GAAP condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended			For the six months ended
	June 30,			June 30,
	2012	2011	Change %	2012	2011	Change %

Cash flows from operating activities
Profit for the period	12.8	15.7	-18%	25.0	58.5	-57%
Depreciation, amortization and impairment	94.1	83.0	13%	191.9	164.1	17%
Working capital changes and other non cash items	(9.6)	(16.4)	-41%	(10.0)	11.6	n/a
Income tax expense	11.4	13.8	-17%	20.6	44.1	-53%
Net interest expense and foreign exchange loss	54.0	47.6	13%	104.3	92.7	13%
Net loss (gain) on derivative financial instruments	20.4	16.6	23%	38.0	(20.4)	n/a
Loss on extinguishment of debt	—	—	n/a	—	5.3	n/a
Cash interest expenses and cash derivatives	(49.9)	(41.8)	19%	(89.1)	(68.3)	30%

Net cash from operating activities	133.2	118.5	12%	280.7	287.6	-2%

Cash flows from investing activities
Purchases of property and equipment	(56.6)	(50.5)	12%	(123.1)	(118.9)	4%
Purchases of intangibles	(13.2)	(14.8)	-11%	(38.1)	(29.0)	31%
Investments in equity accounted investees	(0.3)	—	n/a	(0.3)	—	n/a
Proceeds from sale of property and equipment	(0.2)	0.2	n/a	1.3	1.4	-7%
Purchase of broadcasting rights for resale purposes	(0.3)	—	n/a	(6.7)	—	n/a
Proceeds from the sale of broadcasting rights for resale purposes	0.3	—	n/a	6.7	—	n/a

Net cash used in investing activities	(70.3)	(65.1)	8%	(160.2)	(146.5)	9%

Cash flows from financing activities
Proceeds from issuance of debt, net of redemptions	—	400.0	n/a	51.0	413.5	-88%
Payments related to capital reductions and dividend	(113.4)	—	n/a	(113.4)	—	n/a
Repurchase of own shares	(26.6)	—	n/a	(38.8)	—	n/a
Other financing activities (incl. finance leases)	1.9	6.3	-70%	(8.9)	(9.0)	-1%

Net cash from (used in) financing activities	(138.1)	406.3	n/a	(110.1)	404.5	n/a

Net increase in cash and cash equivalents
Cash at beginning of period	432.2	725.5	-40%	346.6	639.6	-46%
Cash at end of period	357.0	1,185.2	-70%	357.0	1,185.2	-70%

Net cash generated	(75.2)	459.7	n/a	10.4	545.6	-98%

Free Cash Flow
Net cash from operating activities	133.2	118.5	12%	280.7	287.6	-2%
Purchases of property and equipment	(56.6)	(50.5)	12%	(123.1)	(118.9)	4%
Purchases of intangibles	(13.2)	(14.8)	-11%	(38.1)	(29.0)	31%
Principal payment on capital leases (excluding network-related leases)	(1.0)	(1.0)	0%	(2.1)	(2.0)	5%
Free Cash Flow	62.4	52.2	20%	117.4	137.7	-15%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST HALF 2012 21

5.3    EU GAAP condensed consolidated interim statement of financial position (unaudited)

(€ in millions)	June 30,	Dec. 31,	Change
	2012	2011

ASSETS
Non-current Assets:
Property and equipment	1,306.9	1,301.1	5.8
Goodwill	1,241.8	1,241.8	0.0
Other intangible assets	376.0	409.5	(33.5)
Deferred tax assets	24.8	10.7	14.1
Derivative financial instruments	0.1	0.2	(0.1)
Investments in equity accounted investees	0.5	0.2	0.3
Other assets	31.3	38.9	(7.6)
Total non-current assets	2,981.4	3,002.4	(21.0)

Current Assets:
Inventories	12.0	9.1	2.9
Trade receivables	94.1	93.6	0.5
Derivative financial instruments	0.5	2.0	(1.5)
Other current assets	98.2	88.0	10.2
Cash and cash equivalents	357.0	346.6	10.4
Total current assets	561.8	539.3	22.5

TOTAL ASSETS	3,543.2	3,541.7	1.5

EQUITY AND LIABILITIES
Equity:
Share capital	12.3	294.2	(281.9)
Share premium and other reserves	904.2	1,005.7	(125.7)
Retained loss	(1,661.0)	(1,548.1)	(112.9)
Total equity attributable to owners of the Company	(744.5)	(248.2)	(496.3)
Non-controlling interests	3.7	0.0	3.7
Total equity	(740.8)	(248.2)	(492.6)

Non-current Liabilities:
Loans and borrowings	2,963.4	2,904.1	59.3
Derivative financial instruments	121.5	94.1	27.4
Deferred revenue	3.4	4.4	(1.0)
Deferred tax liabilities	64.2	29.1	35.1
Other liabilities	97.9	115.6	(17.7)
Total non-current liabilities	3,250.4	3,147.3	103.1

Current Liabilities:
Loans and borrowings	59.6	55.4	4.2
Trade payables	125.9	147.3	(21.4)
Accrued expenses and other current liabilities	721.8	319.8	402.0
Deferred revenue	84.6	86.8	(2.2)
Derivative financial instruments	37.7	28.9	8.8
Current tax liability	4.0	4.4	(0.4)
Total current liabilities	1,033.6	642.6	391.0

Total liabilities	4,284.0	3,789.9	494.1

TOTAL EQUITY AND LIABILITIES	3,543.2	3,541.7	1.5